EXHIBIT 4g
DESCRIPTION OF SECURITIES OF VERIZON COMMUNICATIONS INC. REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Verizon Communications Inc. had the following thirty-four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, $0.10 par value per share (“Common Stock”), (ii) 1.375% Notes due 2026 (the “1.375% 2026 Notes”), (iii) 0.875% Notes due 2027 (the “2027 Notes”), (iv) 1.375% Notes due 2028 (the “1.375% 2028 Notes”), (v) 1.125% Notes due 2028 (the “1.125% 2028 Notes”), (vi) 2.350% Fixed Rate Notes due 2028 (the “2028 AUD Notes”), (vii) 1.875% Notes due 2029 (the “1.875% 2029 Notes”), (viii) 0.375% Notes due 2029 (the “0.375% 2029 Notes”), (ix) 1.250% Notes due 2030 (the “1.250% 2030 Notes”), (x) 1.875% Notes due 2030 (the “1.875% 2030 Notes”), (xi) 4.250% Notes due 2030 (the “4.250% 2030 Notes”) (xii) 2.625% Notes due 2031 (the “2.625% 2031 Notes”), (xiii) 2.500% Notes due 2031 (the “2.500% 2031 Notes”), (xiv) 3.000% Fixed Rate Notes due 2031 (the “2031 AUD Notes”), (xv) 0.875% Notes due 2032 (the “0.875% 2032 Notes”), (xvi) 0.750% Notes due 2032 (the “0.750% 2032 Notes”), (xvii) 3.500% Notes due 2032 (the “3.500% 2032 Notes”), (xviii) 3.250% Notes due 2032 (the “3.250% 2032 Notes”) (xix) 1.300% Notes due 2033 (the “2033 Notes”), (xx) 4.75% Notes due 2034 (the “4.75% 2034 Sterling Notes”), (xxi) 4.750% Notes due 2034 (the “4.750% 2034 Euro Notes”), (xxii) 3.125% Notes due 2035 (the “3.125% 2035 Notes”), (xxiii) 1.125% Notes due 2035 (the “1.125% 2035 Notes”), (xxiv) 3.750% Notes due 2036 (the “3.750% 2036 Notes”), (xxv) 3.375% Notes due 2036 (the “3.375% 2036 Notes”), (xxvi) 3.750% Notes due 2037 (the “2037 Notes”), (xxvii) 2.875% Notes due 2038 (the “2.875% 2038 Notes”), (xxviii) 1.875% Notes due 2038 (the “1.875% 2038 Notes”), (xxix) 1.500% Notes due 2039 (the “2039 Notes”), (xxx) 3.50% Fixed Rate Notes due 2039 (the “2039 AUD Notes”), (xxxi) 1.850% Notes due 2040 (the “2040 Notes” and, together with the 1.375% 2026 Notes, the 2027 Notes, the 1.375% 2028 Notes, the 1.125% 2028 Notes, the 1.875% 2029 Notes, the 0.375% 2029 Notes, the 1.250% 2030 Notes, the 1.875% 2030 Notes, the 4.250% 2030 Notes, the 2.625% 2031 Notes, the 2.500% 2031 Notes, the 0.875% 2032 Notes, the 0.750% 2032 Notes, the 3.500% 2032 Notes, the 3.250% 2032 Notes, the 2033 Notes, the 4.75% 2034 Sterling Notes, the 4.750% 2034 Euro Notes, the 3.125% 2035 Notes, the 1.125% 2035 Notes, the 3.750% 2036 Notes, the 3.375% 2036 Notes, the 2037 Notes, the 2.875% 2038 Notes, the 1.875% 2038 Notes, and the 2039 Notes, the “Notes”), (xxxii) 3.850% Fixed Rate Notes due 2041 (the “2041 AUD Notes” and, together with the 2028 AUD Notes, the 2031 AUD Notes and the 2039 AUD Notes, the “AUD Notes”), (xxxiii) 3.9962% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056 (the “Euro Subordinated Notes”) and (xxxiv) 5.7420% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056 (the “Sterling Subordinated Notes” and, together with the Euro Subordinated Notes, the “Subordinated Notes”). In this exhibit, “we,” “our,” “us” and “Verizon Communications” refer to Verizon Communications Inc. including its consolidated subsidiaries, and “Verizon Communications Inc.” refers to Verizon Communications Inc. excluding its consolidated subsidiaries.
COMMON STOCK
Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of Common Stock, and 250,000,000 are shares of preferred stock, $0.10 par value per share.
Subject to any preferential rights of the preferred stock, holders of shares of our Common Stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of Common Stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the Common Stock have been paid.
Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of Common Stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

No holder of any shares of Common Stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.
The Common Stock is listed on the New York Stock Exchange and the Nasdaq Global Select Market under the symbol “VZ.”
Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:
•subject to redemption at a specified time or times and at a specified price or prices;

•entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.
Although no shares of preferred stock are outstanding as of December 31, 2025, in the event of the issuance of any shares of preferred stock, the rights evidenced by, or amounts payable with respect to, the Common Stock may be materially limited or qualified by the terms of such preferred stock.
NOTES
    The following description of the Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the indenture between Verizon Communications (both individually and as successor in interest to Verizon Global Funding Corp.) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended (the “Indenture”), and the terms of the global securities representing the Notes.
Principal Amount, Maturity, Interest and Listing
The following table sets forth for each series of Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2025, maturity date, interest rate per annum, interest payment and record dates, and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2025	Maturity Date	Interest Rate Per Annum	Interest Payment Date	Record Date	NYSE Listing Symbol
1.375% 2026 Notes	October 27, 2017	€1,250,000,000	€745,579,000	October 27, 2026	1.375%	October 27	October 12	VZ 26B
2027 Notes	April 8, 2019	€1,250,000,000	€622,793,000	April 8, 2027	0.875%	April 8	March 24	VZ 27E

1.375% 2028 Notes	November 2, 2016	€1,250,000,000	€1,059,958,000	November 2, 2028	1.375%	November 2	October 19	VZ 28
1.125% 2028 Notes	November 3, 2020	£600,000,000	£600,000,000	November 3, 2028	1.125%	November 3	Business day preceding the interest payment date	VZ 28A
1.875% 2029 Notes	October 27, 2017	€750,000,000	€750,000,000	October 26, 2029	1.875%	October 26	October 11	VZ 29B
0.375% 2029 Notes	March 22, 2021	€1,000,000,000	€1,000,000,000	March 22, 2029	0.375%	March 22	Business day preceding the interest payment date	VZ 29D
1.250% 2030 Notes	April 8, 2019	€1,250,000,000	€1,250,000,000	April 8, 2030	1.250%	April 8	March 24	VZ 30
1.875% 2030 Notes	September 19, 2019	£550,000,000	£550,000,000	September 19, 2030	1.875%	September 19	September 4	VZ 30A
4.250% 2030 Notes	October 31, 2022	€1,250,000,000	€1,250,000,000	October 31, 2030	4.250%	October 31	Business day preceding the interest payment date	VZ 30D
2.625% 2031 Notes	December 1, 2014	€1,000,000,000	€1,000,000,000	December 1, 2031	2.625%	December 1	November 15	VZ 31
2.500% 2031 Notes	April 8, 2019	£500,000,000	£500,000,000	April 8, 2031	2.500%	April 8	March 24	VZ 31A
0.875% 2032 Notes	September 19, 2019	€800,000,000	€800,000,000	March 19, 2032	0.875%	March 19	March 4	VZ 32
0.750% 2032 Notes	March 22, 2021	€1,000,000,000	€1,000,000,000	March 22, 2032	0.750%	March 22	Business day preceding the interest payment date	VZ 32A
3.500% 2032 Notes	February 28, 2024	€1,000,000,000	€1,000,000,000	June 28, 2032	3.500%	June 28	Business day preceding the interest payment date	VZ 32B

3.250% 2032 Notes	August 6, 2025	€1,000,000,000	€1,000,000,000	October 29, 2032	3.250%	October 29	Business day preceding the interest payment date	VZ 32C
2033 Notes	May 18, 2020	€1,350,000,000	€1,350,000,000	May 18, 2033	1.300%	May 18	Business day preceding the interest payment date	VZ 33B
4.750% 2034 Sterling Notes	February 12, 2014	£850,000,000	£456,624,000	February 17, 2034	4.750%	February 17	February 3	VZ 34
4.750% 2034 Euro Notes	October 31, 2022	€1,250,000,000	€1,250,000,000	October 31, 2034	4.750%	October 31	Business day preceding the interest payment date	VZ 34C
3.125% 2035 Notes	November 2, 2016	£450,000,000	£450,000,000	November 2, 2035	3.125%	November 2	October 19	VZ 35
1.125% 2035 Notes	March 22, 2021	€750,000,000	€750,000,000	September 19, 2035	1.125%	September 19	Business day preceding the interest payment date	VZ 35A
3.375% 2036 Notes	October 27, 2017	£1,000,000,000	£1,000,000,000	October 27, 2036	3.375%	October 27	October 12	VZ 36A
3.750% Notes due 2036	February 28, 2024	€1,000,000,000	€1,000,000,000	February 28, 2036	3.750%	February 28	Business day preceding the interest payment date	VZ 36B
2037 Notes	August 6, 2025	€1,000,000,000	€1,000,000,000	August 6, 2037	3.750%	August 6	Business day preceding the interest payment date	VZ 37B
2.875% 2038 Notes	October 27, 2017	€1,500,000,000	€1,500,000,000	January 15, 2038	2.875%	January 15	January 1	VZ 38B

1.875% 2038 Notes	November 3, 2020	£600,000,000	£600,000,000	November 3, 2038	1.875%	November 3	Business day preceding the interest payment date	VZ 38C
2039 Notes	September 19, 2019	€500,000,000	€500,000,000	September 19, 2039	1.500%	September 19	September 4	VZ 39C
2040 Notes	May 18, 2020	€800,000,000	€800,000,000	May 18, 2040	1.850%	May 18	Business day preceding the interest payment date	VZ 40

Interest on each series of Notes is payable annually in arrears and will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series (or the date of initial issuance of such series, if no interest has been paid on such series), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined by the rulebook of the International Capital Market Association.
If interest or principal on any of the 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 4.250% 2030 Notes, 2.625% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 2037 Notes, 2.875% 2038 Notes, 2039 Notes and 2040 Notes (collectively, the “Euro Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London or any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system or any successor thereto is not open for transfer of payments, we will make the payment on the next succeeding business day in such locations, and no additional interest will accrue as a result of the delay in payment. If interest or principal on any of the 1.125% 2028 Notes, 1.875% 2030 Notes, 2.500% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 1.875% 2038 Notes (collectively, the “Sterling Notes”) is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or London, we will make the payment on the next business day in such locations, and no additional interest will accrue as a result of the delay in payment.
We may issue additional Notes of any series in the future.
Ranking
    Each series of Notes is unsecured and ranks equally with all of our unsecured and unsubordinated indebtedness.
Currency Conversion
    All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Euro Notes will be payable in euro.
    All payments of principal, interest and additional amounts, if any, including any payments made upon any redemption, on the Sterling Notes will be payable in GBP.

    If either euro or GBP, as applicable, is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro), then all payments in respect of the relevant Notes will be made in U.S. dollars until euro or GBP, as the case may be, is again available to us. The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes alternatively made in U.S. dollars will not constitute an event of default under the Notes or the Indenture.
Optional Redemption
1.375% 2026 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 2.625% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 2.875% 2038 Notes
    We have the option to redeem each of the 1.375% 2026 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 2.625% 2031 Notes, 4.75% 2034 Sterling Notes, 3.125% 2035 Notes, 3.375% 2036 Notes and 2.875% 2038 Notes on not less than 30 nor more than 60 days’ notice, in whole or in part, at any time prior to maturity, at a redemption price equal to the greater of:
(i)100% of the principal amount of the Notes of such series being redeemed, or

(ii)the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), as the case may be, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (A) the Comparable Government Bond Rate plus 20 basis points for the 1.375% 2026 Notes, (B) the Comparable Government Bond Rate plus 20 basis points for the 1.375% 2028 Notes, (C) the Comparable Government Bond Rate plus 25 basis points for the 1.875% 2029 Notes, (D) the Comparable Government Bond Rate plus 25 basis points for the 2.625% 2031 Notes, (E) the Comparable Government Bond Rate plus 25 basis points for the 4.75% 2034 Sterling Notes, (F) the Comparable Government Bond Rate plus 25 basis points for the 3.125% 2035 Notes, (G) the Comparable Government Bond Rate plus 25 basis points for the 3.375% 2036 Notes and (H) the Comparable Government Bond Rate plus 30 basis points for the 2.875% 2038 Notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.
2027 Notes, 1.125% 2028 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 2037 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes
We have the option to redeem the 2027 Notes, 1.125% 2028 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 2037 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes on not less than 10 nor more than 60 days’ notice, in whole or in part,
(i)     at any time prior to (A) January 8, 2027 (three months prior to the maturity date of the 2027 Notes) (the “2027 Notes par call date”) with respect to the 2027 Notes, (B) August 3, 2028 (three months prior to the maturity date of the 1.125% 2028 Notes) (the “1.125% 2028 Notes par call date”) with respect to the 1.125% 2028 Notes, (C) December 22, 2028 (three months prior to the maturity date of the 0.375% 2029 Notes) (the “0.375% 2029 Notes par call date”) with respect to the 0.375% 2029 Notes, (D) January 8, 2030 (three months prior to the maturity date of the 1.250% 2030 Notes) (the “1.250% 2030 Notes par call date”) with respect to the 1.250% 2030 Notes, (E) June 19, 2030 (three months prior to the maturity date of the 1.875% 2030 Notes) (the “1.875% 2030 Notes par call date”) with respect to the 1.875% 2030 Notes, (F) July 31, 2030 (three months prior to the maturity date of the 4.250% 2030 Notes) (the “4.250% 2030 Notes par call date”) with respect to the 4.250% 2030 Notes, (G) January 8, 2031 (three months prior to the maturity date of the 2.500% 2031 Notes) (the “2.500% 2031 Notes par call date”) with respect to the 2.500% 2031 Notes, (H) December 19, 2031 (three months prior to the maturity date of the 0.875% 2032 Notes) (the “0.875% 2032 Notes par call date”) with respect to the 0.875% 2032 Notes, (I) December 22, 2031 (three months prior to the maturity date of the 0.750% 2032 Notes) (the “0.750% 2032 Notes par call date”) with respect to the 0.750% 2032 Notes, (J) March 28, 2032 (three months prior to the maturity of the 3.500% 2032 Notes) (the “3.500% 2032 Notes par call date”) with respect to the 3.500% 2032 Notes, (K) July 29, 2032 (three months prior to the maturity of the 3.250% 2032 Notes) (the “3.250% 2032 Notes par call date”) with respect to the 3.250% 2032 Notes, (L) February 18, 2033 (three months prior to the maturity date of the 2033 Notes) (the “2033 Notes par call date”) with respect to the 2033 Notes, (M) July 31, 2034 (three months prior to the maturity date of the 4.750% 2034 Euro Notes) (the “4.750% 2034 Euro Notes par call date”) with respect to the 4.750% 2034 Euro Notes, (N) June 19, 2035 (three months prior to the maturity date of the 1.125% 2035 Notes) (the “1.125% 2035 Notes par call date”) with respect to the 1.125% 2035 Notes, (O) November 28, 2035 (three months prior to the maturity date of the 3.750% 2036 Notes) (the “3.750% 2036 Notes par call date”) with respect to the 3.750% 2036 Notes, (P) May 6, 2037 (three months prior to the maturity of the 2037 Notes) (the “2037 Notes par call date”) with respect to the 2037 Notes, (Q) August 3, 2038 (three months prior to the maturity date of the 1.875% 2038 Notes) (the “1.875% 2038 Notes par call date”) with respect to the 1.875% 2038 Notes, (R) March 19, 2039 (six months prior to the maturity date of the 2039 Notes) (the “2039 Notes par call date”) with respect to the 2039 Notes, and (S) November 18, 2039 (six months prior to the maturity date of the 2040 Notes) (the “2040 Notes par call date”) with respect to the 2040 Notes, at a redemption price equal to the greater of:
(a) 100% of the principal amount of the Notes of such series being redeemed, or
(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed (exclusive of interest accrued to the date of redemption), assuming for such purpose that the (A) 2027 Notes matured on the 2027 Notes par call date, (B) 1.125% 2028 Notes matured on the 1.125% 2028 Notes par call date, (C) 0.375% 2029 Notes matured on the 0.375% 2029 Notes par call date, (D) 1.250% 2030 Notes matured on the 1.250% 2030 Notes par call date, (E) 1.875% 2030 Notes matured on the 1.875% 2030 Notes par call date, (F) 4.250% 2030 Notes matured on the 4.250% 2030 Notes par call date, (G) 2.500% 2031 Notes matured on the 2.500% 2031 Notes par call date, (H) 0.875% 2032 Notes matured on the 0.875% 2032 Notes par call date, (I) 0.750% 2032 Notes matured on the 0.750% 2032 Notes par call date, (J) 3.500% 2032 Notes matured on the 3.500% 2032 Notes par call date, (K) 3.250% 2032 Notes matured on the 3.250% 2032 Notes par call date, (L) 2033 Notes matured on the 2033 Notes par call date, (M) 4.750% 2034 Euro Notes matured on the 4.750% 2034 Euro Notes par call date, (N) 1.125% 2035 Notes matured on the 1.125% 2035 Notes par call date, (O) 3.750% 2036 Notes matured on the 3.750% 2036 Notes par call date, (P) 2037 Notes matured on the 2037 Notes par call date, (Q) 1.875% 2038 Notes matured on the 1.875% 2038 Notes, (R) 2039 Notes matured on the 2039 Notes par call date, and (S) 2040 Notes matured on the 2040 Notes par call date, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at (AA) the Comparable Government Bond Rate plus 20 basis points for the 2027 Notes, (BB) the Comparable Government Bond Rate plus 20 basis points for the 1.125% 2028 Notes, (CC) the Comparable Government Bond Rate plus 15 basis points for the 0.375% 2029 Notes, (DD) the

Comparable Government Bond Rate plus 25 basis points for the 1.250% 2030 Notes, (EE) the Comparable Government Bond Rate plus 25 basis points for the 1.875% 2030 Notes, (FF) the Comparable Government Bond Rate plus 35 basis points for the 4.250% 2030 Notes, (GG) the Comparable Government Bond Rate plus 25 basis points for the 2.500% 2031 Notes, (HH) the Comparable Government Bond Rate plus 25 basis points for the 0.875% 2032 Notes, (II) the Comparable Government Bond Rate plus 20 basis points for the 0.750% 2032 Notes, (JJ) the Comparable Government Bond Rate plus 20 basis points for the 3.500% 2032 Notes, (KK) the Comparable Government Bond Rate plus 15 basis points for the 3.250% 2032 Notes, (LL) the Comparable Government Bond Rate plus 30 basis points for the 2033 Notes, (MM) the Comparable Government Bond Rate plus 40 basis points for the 4.750% 2034 Euro Notes, (NN) the Comparable Government Bond Rate plus 25 basis points for the 1.125% 2035 Notes, (OO) the Comparable Government Bond Rate plus 25 basis points for the 3.750% 2036 Notes, (PP) the Comparable Government Bond Rate plus 20 basis points for the 2037 Notes, (QQ) the Comparable Government Bond Rate plus 20 basis points for the 1.875% 2038 Notes, (RR) the Comparable Government Bond Rate plus 30 basis points for the 2039 Notes and (SS) the Comparable Government Bond Rate plus 35 basis points for the 2040 Notes; and
(ii)     at any time on or after (A) the 2027 Notes par call date with respect to the 2027 Notes, (B) the 1.125% 2028 Notes par call date with respect to the 1.125% 2028 Notes, (C) the 0.375% 2029 Notes par call date with respect to the 0.375% 2029 Notes, (D) the 1.250% 2030 Notes par call date with respect to the 1.250% 2030 Notes, (E) the 1.875% 2030 Notes par call date with respect to the 1.875% 2030 Notes, (F) the 4.250% 2030 Notes par call date with respect to the 4.250% 2030 Notes, (G) the 2.500% 2031 Notes par call date with respect to the 2.500% 2031 Notes, (H) the 0.875% 2032 Notes par call date with respect to the 0.875% 2032 Notes, (I) the 0.750% 2032 Notes par call date with respect to the 0.750% 2032 Notes, (J) the 3.500% 2032 Notes par call date with respect to the 3.500% 2032 Notes, (K) the 3.250% 2032 Notes par call date with respect to the 3.250% 2032 Notes, (L) the 2033 Notes par call date with respect to the 2033 Notes, (M) the 4.750% 2034 Euro Notes par call date with respect to the 4.750% 2034 Euro Notes, (N) the 1.125% 2035 Notes par call date with respect to the 1.125% 2035 Notes, (O) the 3.750% 2036 Notes par call date with respect to the 3.750% 2036 Notes, (P) the 2037 Notes par call date with respect to the 2037 Notes, (Q) the 1.875% 2038 Notes par call date with respect to the 1.875% 2038 Notes, (R) the 2039 Notes par call date with respect to the 2039 Notes and (S) the 2040 Notes par call date with respect to the 2040 Notes, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus, in each case, accrued and unpaid interest on the principal amount of such series being redeemed to, but excluding, the date of redemption.
Defined Terms
    The “Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.
    “Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by us.
    “Comparable Government Bond” means (i) with respect to any series of Euro Notes, the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Euro Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Euro Notes (to, in the case of the 0.375% 2029 Notes, December 22, 2028; to, in the case of the 4.250% 2030 Notes, July 31, 2030; to, in the case of the 0.750% 2032 Notes, December 22, 2031; to, in the case of the 3.500% 2032 Notes, March 28, 2032; to, in the case of the 3.250% 2032 Notes, July 29, 2032; to, in the case of the 2033 Notes, February 18, 2033; to, in the case of the 4.750% 2034 Euro Notes, July 31, 2034; to, in the case of the 1.125% 2035 Notes, June 19, 2035; to, in the case of the 3.750% 2036 Notes, November 28, 2035; to, in the case of the 2037 Notes, May 6, 2037; and to, in the case of the 2040 Notes, November 18, 2039), and (ii) with respect to any series of Sterling Notes, the United Kingdom government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of such series of Sterling Notes (to, in the case of the 1.125% 2028 Notes, August 3, 2028, and to, in the case of the 1.875% 2038 Notes, August 3, 2038), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling-denominated corporate debt securities of a maturity comparable to the remaining term of such series of Sterling Notes (to, in the case of the 1.125% 2028 Notes, August 3, 2028, and to, in the case of the 1.875% 2038 Notes, August 3, 2038).
    “Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
    “Reference Government Bond Dealer” means each of five banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.
    “Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time, on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.
Tax Redemption
2.625% 2031 Notes and 4.75% 2034 Sterling Notes
    Each of the 2.625% 2031 Notes and 4.75% 2034 Sterling Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)
we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “—Withholding Taxes—4.75% 2034 Sterling Notes” below in the case of the 4.75% 2034 Sterling Notes, or under “—Withholding Taxes—2.625% 2031 Notes” below in the case of the 2.625% 2031 Notes, as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred; or

(ii)	on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent tax counsel of nationally recognized standing, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred. However, no such notice of redemption shall be given less than 30 or more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.

1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.125% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes
    Each of the 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.125% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 2033 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes, 1.875% 2038 Notes, 2039 Notes and 2040 Notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 30 days (or in the case of the 4.250% 2030 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 4.750% 2034 Euro Notes, 3.750% 2036 Notes and 2037 Notes, not less than 10 days) nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable), at their principal amount, together with interest accrued to the date fixed for redemption, if:
(i)    we have or will become obliged to pay additional amounts with respect to such series of Notes as provided or referred to under “—Withholding Taxes—1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 0.750% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes and 2039 Notes” below in the case of the 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1,875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes and 2039 Notes, or under “—Withholding Taxes—2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes” below in the case of the 2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such series of Notes; or
(ii)    on or after the issue date of such series of Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 30 days (or in the case of the 4.250% 2030 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 4.750% 2034 Euro Notes, 3.500% 2032 Notes and 2037 Dates, less than 10 days) nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of Notes were then due.
Withholding Taxes
    For purposes of all clauses described under “—Withholding Taxes”, references to the holder or beneficial owner of a Note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a Note if such holder or the beneficial owner of such Note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such Note is not the sole beneficial owner of such Note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.
    Any additional amounts paid pursuant to any clause described under “—Withholding Taxes” on the Euro Notes or the Sterling Notes will be paid in euro or GBP, respectively.
4.75% 2034 Sterling Notes
All payments of principal, interest and premium (if any) in respect of the 4.75% 2034 Sterling Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”); or
(ix)    any combination of items (i)-(viii).
2.625% 2031 Notes
All payments of principal, interest and premium (if any) in respect of the 2.625% 2031 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of a direct or indirect holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code; or
(ix)    any Tax imposed pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
(x)    any combination of items (i)-(ix).
1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes and 2039 Notes
    All payments of principal, interest and premium (if any) in respect of the 1.375% 2026 Notes, 2027 Notes, 1.375% 2028 Notes, 1.875% 2029 Notes, 0.375% 2029 Notes, 1.250% 2030 Notes, 1.875% 2030 Notes, 4.250% 2030 Notes, 2.500% 2031 Notes, 0.875% 2032 Notes, 0.750% 2032 Notes, 3.500% 2032 Notes, 3.250% 2032 Notes, 4.750% 2034 Euro Notes, 3.125% 2035 Notes, 1.125% 2035 Notes, 3.750% 2036 Notes, 3.375% 2036 Notes, 2037 Notes, 2.875% 2038 Notes and 2039 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges (“Taxes”) imposed by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having the power to tax, unless the withholding or deduction of such Taxes is required by law. In that event, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable with respect to any Note if the beneficial owner is subject to taxation solely for reasons other than its ownership of Notes, nor shall additional amounts be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;
(ix)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (relating, in the case of the 0.375% 2029 Notes, 4.250% 2030 Notes, 0.750% 2032 Notes, 4.750% 2034 Euro Notes and 1.125% 2035 Notes, to the portfolio interest exemption) (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;
(x)    any Tax imposed by the Foreign Account Tax Compliance Act pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)    any combination of items (i)-(x).
2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes
    All payments of principal, interest and premium (if any) in respect of the 2033 Notes, 1.125% 2028 Notes, 1.875% 2038 Notes and 2040 Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:
(i)    any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such Note) between the holder or the beneficial owner of such Note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;
(ii)    any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such Note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;
(iii)    any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such Note;
(iv)    any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;
(v)    any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;
(vi)    any Tax that would not have been imposed, withheld or deducted but for the presentation of such Note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such Note for payment on the last date of such period of 30 days;
(vii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;
(viii)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any Notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;
(ix)    any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such Note to meet the requirements (including the statement requirements) of Section 871(h) or Section 881(c) of the Code;

(x)    any Tax imposed by the Foreign Account Tax Compliance Act pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or
(xi)    any combination of items (i)-(x).
Book-Entry Only Form
Each series of Notes was issued in book-entry only form, which means that it is represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We refer to this form as “book-entry only.”
For debt securities issued in book-entry only form, DTC keeps a computerized record of its participants (for example, a broker) whose clients have purchased the securities. Each participant then keeps a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.
For book-entry only debt securities, we wire principal and interest payments to DTC’s nominee. We and the trustee treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee have any direct responsibility or liability to pay amounts due on the debt securities issued under the Indenture to owners of beneficial interests in the global securities.
Under book-entry only form, we have not issued physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants and will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.
Liens on Assets
The Notes and other debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the Indenture requires us to secure the Notes and other debt securities issued under the Indenture equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.
The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.
We may issue or assume an unlimited amount of debt under the Indenture.
Changes to the Indenture
The Indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change principal or interest payment terms of the Notes or the percentage required to change other terms of the Indenture without consent of the holders of the Notes and the consent of others similarly affected.
We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities issued under the Indenture.
Events of Default
An event of default means, for any series of debt securities issued under the Indenture, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the Indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.
An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the Indenture.
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium.
The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.

Concerning the Trustee
Within 90 days after a default occurs with respect to a particular series of Notes, the trustee must notify the holders of such series of Notes of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of Notes as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the Notes of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.
Prior to an event of default, the trustee is required to perform only the specific duties stated in the Indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the Indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.
U.S. Bank Trust Company, National Association, the trustee for the Notes, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.
AUD NOTES
    The following description of the AUD Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to our Note Deed Poll, dated July 28, 2017 (the “Deed Poll”) and the terms and conditions of the AUD Notes as set out in the section entitled “Conditions of the Notes” in the Information Memorandum dated July 28, 2017 for our A$ debt issuance program, as amended, supplemented, modified or replaced by the relevant pricing supplement for such series of AUD Notes.
Principal Amount, Maturity, Interest, Form and Ranking and Listing
The following table sets forth for the AUD Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2025, maturity date, interest rate per annum, interest payment and record dates, and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2025	Maturity Date	Interest Rate Per Annum	Interest Payment Dates	Record Dates	NYSE Listing Symbol
2028 AUD Notes	March 23, 2021	A$600,000,000	A$600,000,000	March 23, 2028	2.350%	March 23/ September 23	March 15/ September 15	VZ 28C
2031 AUD Notes	March 23, 2021	A$500,000,000	A$500,000,000	March 23, 2031	3.000%	March 23/ September 23	March 15/ September 15	VZ 31D
2039 AUD Notes	November 6, 2019	A$500,000,000	A$500,000,000	November 4, 2039	3.50%	May 4/ November 4	April 26/ October 27	VZ 39D
2041 AUD Notes	March 23, 2021	A$150,000,000	A$150,000,000	March 23, 2041	3.850%	March 23/ September 23	March 15/ September 15	VZ 41C
We will pay interest on each series of AUD Notes semiannually in arrears at the applicable interest rate per annum for such series specified in the table above on the applicable interest payment dates for such series each year following the applicable date of initial issuance for such series, up to, and including, the applicable maturity date for such series, to holders of record at 5:00 p.m. in the place where the register of noteholders is maintained on the applicable record date for such series immediately preceding such interest payment date. If interest or principal on the AUD Notes is payable on a day that is not a day other than (i) a Saturday or Sunday, (ii) any day on which commercial banks are not open for business in The City of New York or Sydney or (iii) if an AUD Note is to be held in a clearing system, any day on which any applicable clearing system in which the relevant AUD Note is lodged is not operating (a “Business Day”), then we will make the payment on the next Business Day in such locations, and no additional interest will accrue as a result of the delay in payment.
The AUD Notes are issued under our Deed Poll, in registered uncertificated form and shall be in denominations of A$10,000.
The AUD Notes are direct, unconditional, unsubordinated, unsecured and rank equally among themselves and with all of our other present and future unsecured and unsubordinated obligations, save for such as may be preferred by mandatory provisions of applicable law. The Deed Poll does not limit the amount of debt securities that may be issued and we may issue additional AUD Notes in the future.
Optional Redemption of the Notes
We have the option to redeem all or some of the notes (in whole) of each series of the AUD Notes other than the 2039 AUD Notes before their maturity date (any such date of redemption, an “Early Redemption Date”), on not less than 10 nor more than 60 days’ notice,
(i)at any time prior to December 23, 2027 (3 months prior to maturity) (the “2028 AUD Notes par call date”) with respect to the 2028 AUD Notes, at any time prior to December 23, 2030 (3 months prior to maturity) (the “2031 AUD Notes par call date”) with respect to the 2031 AUD Notes and at any time prior to September 23, 2040 (6 months prior to maturity) (the “2041 AUD Notes par call date”) with respect to the 2041 AUD Notes, at a redemption price equal to the Make-Whole Amount specified below, together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date; and
(ii)at any time on or after the 2028 AUD Notes par call date, the 2031 AUD Notes par call date and the 2041 AUD Notes par call date with respect to the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, respectively, at a redemption price equal to each such series of AUD Notes’ outstanding principal amount together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date.

“Make-Whole Amount” means, with respect to each of the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, respectively, an amount equal to the greater of:
(a)    the outstanding principal amount of the AUD Note being redeemed at the Early Redemption Date; and
(b)    the present value at the Early Redemption Date of the AUD Note being redeemed, calculated in accordance with the Reserve Bank of Australia Bond Formula for the calculation of the settlement price of fixed income securities (as published on March 23, 2021), where the yield that applies is:
(i)    the mid-market swap rate (expressed as a semi-quarterly coupon matched asset swap rate, referencing the semi-annual rate adjusted for the 6 month-3 month rate as applicable) calculated by ICAP Australia Pty Ltd (determined using linear interpolation as necessary) to the 2028 AUD Notes par call date, the 2031 AUD Notes par call date and the 2041 AUD Notes par call date, as applicable, as displayed on Bloomberg page ICAP<GO>, IAUS<GO>, 31<GO> (or the page titled ‘AUD Interest Rates Swaps’) or other electronic media at or around 10.00 am (Sydney time) three Business Days prior to the Early Redemption Date (Call); and

(ii)    if ICAP Australia Pty Ltd no longer calculates those rates (or if those rates are not displayed by Bloomberg), the rate determined by the calculation agent to be appropriate having regard to market rates and sources then available, and in the case of either sub-paragraph (i) or (ii), plus 0.200% with respect to the 2028 AUD Notes, plus 0.200% with respect to the 2031 AUD Notes and plus 0.250% with respect to the 2041 AUD Notes.
Clearing Systems and Settlement
The AUD Notes are traded through Austraclear Ltd (ABN 94 002 060 773) (“Austraclear”) in accordance with the rules and regulations of the clearing and settlement system operated by Austraclear in Australia (the “Austraclear System”). All AUD Notes held in the Austraclear System are registered in the name of Austraclear. If Austraclear is recorded in the register as the holder of the AUD Notes, each person in whose security record (as defined in the Austraclear Regulations) an AUD Note is recorded is taken to acknowledge in favor of us, the registrar and Austraclear that (a) the registrar’s decision to act as the registrar of that AUD Note is not a recommendation or endorsement by the registrar or Austraclear in relation to that AUD Note, but only indicates that the registrar considers that the holding of the AUD Note is compatible with the performance by it of its obligations as registrar and (b) the holder of the AUD Note does not rely on any fact, matter or circumstance contrary to this.
Transactions relating to interests in the AUD Notes may also be carried out through the clearing and settlement system operated by Euroclear Bank SA/NV (“Euroclear”) or the clearing and settlement system operated by Clearstream Banking S.A. (“Clearstream, Luxembourg”). Interests in the AUD Notes traded in the Austraclear System may be held for the benefit of Euroclear or Clearstream, Luxembourg. In these circumstances, entitlements in respect of holdings of interests in AUD Notes in Euroclear would be held in the Austraclear System by a nominee of Euroclear (currently HSBC Custody Nominees (Australia) Limited) and entitlements in respect of holdings of interests in AUD Notes in Clearstream, Luxembourg would be held in the Austraclear System by a nominee of Clearstream, Luxembourg (currently J.P. Morgan Nominees Australia Pty Limited).
The rights of a holder of interests in an AUD Note held through Euroclear or Clearstream, Luxembourg are subject to the respective rules and regulations for accountholders of Euroclear and Clearstream, Luxembourg, the terms and conditions of agreements between Euroclear and Clearstream, Luxembourg and their respective nominee and the rules and regulations of the Austraclear System. In addition, any transfer of interests in an AUD Note, which is held through Euroclear or Clearstream, Luxembourg will, to the extent such transfer will be recorded on the Austraclear System, be subject to the Corporations Act 2001 of Australia (the “Corporations Act”) and the rules and regulations of the Austraclear System. Furthermore, for the issue and transfer of any AUD Note within Australia, the aggregate consideration payable must be at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associate) or such issue and transfer must not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act. For the issue and transfer of any AUD Note outside Australia, the aggregate consideration payable must be at least A$200,000.
Currency Conversion
Payments of principal, interest and additional amounts, if any, on the AUD Notes will be payable in Australian dollars (“AUD”). If a holder of an AUD Note receives an amount other than in AUD, then it may convert the amount received into AUD (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. The holder of an AUD Note may deduct its usual costs in connection with the conversion. We satisfy our obligation to pay in AUD only to the extent of the amount of AUD obtained from the conversion after deducting the costs of the conversion.
Redemption for Taxation Reasons
The AUD Notes may be redeemed at our option, in whole but not in part, prior to their maturity date, at any time on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), at their outstanding principal amount as of the date of redemption, together with interest accrued to, but excluding, the date fixed for redemption, if:
(i)we have or will become obliged to pay additional amounts with respect to the AUD Notes as provided or referred to under “Withholding Taxes” below as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision thereof or taxing authority therein or thereof affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), or any other action taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which becomes effective on or after November 6, 2019, in the case of the 2039 AUD notes, and March 23, 2021, in the case of the 2028 AUD Notes, the 2031 AUD Notes and the 2041 AUD Notes, and we, in our business judgment, determine that such obligation cannot be avoided by us taking reasonable measures available to us;
provided that, we may only do so if:
(a)    prior to the publication of any notice of redemption for taxation reasons, we deliver to the registrar a certificate signed by two of our duly authorized officers stating that we are entitled to effect such redemption for taxation reasons and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred and an opinion of independent legal advisers or tax consultants of recognized standing to the effect that we have or will, in all material probability, become obliged to pay such additional amounts as a result of such change or amendment; and
(b)    we have given not less than 30 days nor more than 60 days’ notice to the registrar, the holders of AUD Notes, each other Agent and any stock or securities exchange or other relevant authority on which the AUD Notes are listed, quoted and/or traded; and
(c)    no notice of redemption is given earlier than 90 days before the earliest date on which we would be obliged to pay additional amounts.
Withholding Taxes
If a law requires us to withhold or deduct an amount in respect of taxes from a payment in respect of the AUD Notes such that the holder would not actually receive on the due date the full amount provided for under the AUD Notes, then:
(i)     we agree to deduct the amount for the taxes (and any further withholding or deduction applicable to any further payment due under paragraph (ii) below); and

(ii)    if the amount deducted or withheld is in respect of taxes imposed by the United States or any political subdivision thereof or any authority therein or thereof having power to tax, we will pay such additional amounts so that, after making the deduction and further deductions applicable to additional amounts payable under the AUD Notes, each holder that is not a U.S. Person (as defined below) is entitled to receive (at the time a payment is due) the amount it would have received if no such deductions or withholdings had been required to be made.
For purposes of this section, the term “U.S. Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
No additional amounts shall be payable on any AUD Note with respect to:

(a)    any taxes that would not have been imposed but for the existence of any present or former connection between the holder of the AUD Note (or between a fiduciary, settlor, beneficiary of, or a person holding a power over, the holder, if the holder is an estate or trust, or a member or shareholder of the holder, if the holder is a partnership or corporation) and the United States, including, without limitation, that holder (or that fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

(b)    any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar taxes;

(c)    any taxes imposed on foreign personal holding company income or by reason of the holder’s or beneficial owner’s past or present status as a personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d)    any taxes which are payable otherwise than by withholding or deducting from a payment on such AUD Note;

(e)    any taxes required to be withheld or deducted by any paying agent from any payment on such AUD Note if that payment can be made without such withholding or deduction by any other paying agent;

(f)    any taxes which would not have been imposed, withheld or deducted but for the failure of a beneficial owner or any holder of such AUD Note or any other person to comply with any requirement or request to satisfy certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with Australia or the United States of the beneficial owner or any holder of the AUD Note that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide IRS Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)    any taxes imposed on a holder who actually or constructively owns more than 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) or that is a controlled foreign corporation that is related to us;

(h)    any taxes imposed as a result of the holder’s failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of an AUD Note, if such compliance is required by statute or regulation of the United States, as a precondition to relief or exemption from those taxes; or

(i)    any combination of the above.

In addition, we will not pay any additional amounts to any holder of AUD Notes who is a fiduciary, partnership, a limited liability company or a holder other than the sole beneficial owner of that payment to the extent that a beneficiary or settlor with respect to that fiduciary, a member of that partnership, an interest holder in such limited liability company or a beneficial owner of the payment would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those AUD Notes.
Notwithstanding any other provision of the AUD Notes, we shall be entitled to make such withholding or deduction and shall have no obligation to gross up any payment under the AUD Notes or to pay any additional amount referred to above or other amount for such withholding or deduction if we, or any other person through whom payments on the AUD Notes are made, are required to withhold or deduct amounts under or in connection with, or in order to ensure compliance with the Foreign Account Tax Compliance Act (“FATCA”).

Except as specifically provided in this section, we will not be required to make any payment with respect to any tax imposed by any government or any respective political subdivision or any taxing authority therein or thereof, as a consequence of the initial issuance of AUD Notes.
Liens on Assets
If, at any time, we mortgage, pledge or otherwise subject to any lien the whole or any part of any property or assets now owned or hereafter acquired by us, except as provided in this section, we will accord the same security to any outstanding AUD Notes, and any other of our obligations which may then be outstanding and entitled to the benefit of a covenant similar to this condition, equally and rateably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured.
This condition does not apply to:
(a)the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset is subject at the time it is acquired by us; or

(b)the making of any deposit or pledge:
(i)to secure public or statutory obligations or with any governmental agency, at any time required by law, in order to:

(A)qualify us to conduct our business (or any part thereof); or

(B)entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

(ii)with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it; or

(c)the mortgage, pledge, or subjecting to a lien of any property or assets by one of our affiliates whether or not such property or assets were acquired by such affiliate from us.

We may omit in any particular instance to comply with any covenant or condition set forth in the first paragraph of this section (“Negative pledge”) if, before or after the time for such compliance, the noteholders of more than 50% in principal amount of the outstanding notes of each applicable series of notes affected by the omission shall, in each case by notice of such noteholders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, our obligations with respect to any such covenant or condition shall remain in full force and effect.
Changes to the Terms of the AUD Notes
The Deed Poll provides that certain matters require the unanimous consent of all holders of the AUD Notes including (i) a reduction in the principal amount, (ii) a change in the maturity or (iii) reducing the interest rate. Any matter not requiring unanimous consent may be passed by more than 50% of the votes cast at a meeting at which the requisite quorum is present or without a meeting if holders of more than 50% of the outstanding principal amount of the AUD Notes agree in writing. We may also amend certain conditions of the AUD Notes without the consent of the holders, including if the amendment is administrative or technical, to comply with the law or to cure an ambiguity.
Events of Default
An event of default means, with respect to a series of the AUD Notes, any of the following:
    ●    failure to pay interest on such AUD Notes for 90 days after payment is due;

    ●    failure to pay principal or other redemption amount on such AUD Notes when due;
    ●    failure to perform any other covenant or warranty for 90 days after notice to us; and
    ●    certain events of bankruptcy, insolvency and reorganization.
If an event of default (other than an event of bankruptcy, insolvency or reorganization) occurs with respect to the AUD Notes of the relevant series and is continuing, any holder of the AUD Notes of that series may, by written notice to us, declare such AUD Notes held by that holder to be immediately due and payable. Any notice given by a holder declaring the AUD Notes due shall become effective, and all AUD Notes of such series then outstanding shall become immediately due and payable at their redemption amount, together with accrued interest (if any) to the date of repayment, when we have received such notices from holders holding not less than 25% in aggregate principal amount of the relevant series of AUD Notes then outstanding, unless, prior to the time we receive notice in respect of such aggregate amount, the situation giving rise to the notice has been cured.
At any time after a notice given by a holder as described above becomes effective and before the situation giving rise to the notice has been cured or a judgement or decree for payment of monies owing has been obtained, the notice may be rescinded and annulled by written notice to us from holders holding not less than 50% in aggregate principal amount of the relevant series of AUD Notes then outstanding, provided that:
(i)    we have paid to the holders of such AUD Notes all overdue interest on the AUD Notes and any related coupons, together with accrued interest (if any) and the principal of the relevant series of AUD Notes that have become due otherwise than by such notice described above, together with accrued interest (if any); and
(ii)    the situation giving rise to any other events of default with respect to the relevant series of AUD Notes has been cured or waived by holders holding not less than 50% in aggregate principal amount of the relevant series of AUD Notes then outstanding.
If an event of default that is an event of bankruptcy, insolvency or reorganization occurs, all AUD Notes then outstanding shall automatically, and without any declaration or other action on the part of any holder or any other person, become immediately due and payable.
Notification
If an event of default (or, an event which, after notice and lapse of time, would become an event of default) occurs, we must within 90 days after becoming aware of it, unless such default has been cured, notify the registrar of the occurrence of the event (specifying details of it) and use its reasonable endeavors to ensure that the registrar promptly notifies, the relevant holders, each other agent and any stock or securities exchange or other relevant authority on which such AUD Notes are listed, quoted and/or traded, provided that;
(i)     in the case of an event of default due to our failure to pay interest on the AUD Notes for 90 days after payment is due or our failure to pay principal or other redemption amount on the AUD Notes when due, we are not required to give notice if and so long as we in good faith determine that the withholding of notice is in the interests of holders of the AUD Notes; and
(ii)in the case of an event of default due to our failure to perform any other covenant for 90 days after notice to us, we are not to give notice until at least 60 days after becoming aware of the event of default.
We must promptly notify the registrar once we have received notices from holders holding 25% or more in aggregate principal amount of the AUD Notes then outstanding and use our reasonable endeavors to ensure that the registrar promptly notifies the relevant holder, each other agent and any stock or securities exchange or other relevant authority on which the AUD Notes are listed, quoted and/or traded of the occurrence of the event.
Paying Agent, Calculation Agent and Registrar for the AUD Notes

BTA Institutional Services Australia Limited (ABN 48 002 916 396), a wholly-owned subsidiary of the Bank of New York Mellon (“BTA”), is acting as paying agent, calculation agent and registrar for the AUD Notes. We may appoint a successor agent if BTA is removed or resigns.

SUBORDINATED NOTES
The following description of the Subordinated Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture and the terms of the global securities representing the Subordinated Notes.
Principal Amount, Maturity, Interest and Listing
The following table sets forth for each series of Subordinated Notes the applicable date of initial issuance, principal amount initially issued, principal amount outstanding as of December 31, 2025, maturity date, interest rate per annum (applicable to, but excluding, June 15, 2031, at which point the applicable interest rate per annum will reset as described below under “Interest”), interest payment and record dates (subject to our right to defer interest payments as described below under “Interest”), and New York Stock Exchange listing symbol:

Notes	Date of Initial Issuance	Principal Amount Initially Issued	Principal Amount Outstanding as of 12/31/2025	Maturity Date	Interest Rate Per Annum	Interest Payment Dates	Record Dates	NYSE Listing Symbol
Euro Subordinated Notes	November 10, 2025	€2,250,000,000	€2,250,000,000	June 15, 2056	3.9962%	June 15	Business day preceding the interest payment date	VZ 56
Sterling Subordinated Notes	November 10, 2025	£1,000,000,000	£1,000,000,000	June 15, 2056	5.7420%	June 15	Business day preceding the interest payment date	VZ 56A

Ranking
Each series of Subordinated Notes are subordinated and rank junior in right of payment, to the extent and in the manner set forth in the Indenture, to all of Verizon Communication Inc.’s senior indebtedness (as defined below). Each series of Subordinated Notes ranks equally between themselves and with all of our unsecured subordinated indebtedness, including any future unsecured subordinated indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Subordinated Notes in right of payment.
In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the Subordinated Notes are entitled to receive a payment on account of the principal or interest on the Subordinated Notes in the following circumstances:

•	upon any distribution of Verizon Communications Inc.’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of Verizon; or

•	if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.
“Finance Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (as defined in the Indenture, referred to herein as “GAAP”); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity (as defined in the Indenture) thereof is the date specified therein.
“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Senior indebtedness” means all of Verizon Communications Inc.’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)	all of Verizon Communications Inc.’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)	all of Verizon Communications Inc.’s Capital Lease Obligations, Synthetic Lease Obligations (each as defined below) and finance lease obligations;

(iii)	all of Verizon Communications Inc.’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)	all of Verizon Communications Inc.’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which Verizon Communications Inc. or any of Verizon Communications Inc.’s subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)	all of Verizon Communications Inc.’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of Verizon Communications Inc.’s other outstanding variable or floating rate indebtedness;

(vi)	all obligations of the types referred to in clauses (i) through (v) above of another person which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all of Verizon Communications Inc.’s compensation and reimbursement obligations to the Trustee pursuant to certain terms of the Indenture; and

(viii)	all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by Verizon Communications Inc. of any such senior indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);
provided, however, that the following shall not constitute senior indebtedness:
(A) trade accounts payable and accrued liabilities arising in the ordinary course of business or
(B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Subordinated Notes.
As of December 31, 2025, on an unconsolidated basis, Verizon Communications Inc. had approximately $141.1 billion aggregate senior indebtedness outstanding.
The Subordinated Notes are Verizon Communications Inc.’s obligations exclusively and not of any of our subsidiaries. Therefore, the Subordinated Notes are structurally subordinated to the liabilities of our subsidiaries. There are no terms in the Indenture or the Subordinated Notes that limit our ability to incur additional senior indebtedness or our subsidiaries’ ability to incur additional indebtedness or issue preferred securities. As of December 31, 2025, Verizon Communications Inc.’s direct and indirect subsidiaries and other consolidated entities (excluding amounts subject to a guarantee of obligation by Verizon Communications Inc.) had approximately $25.9 billion of aggregate indebtedness outstanding, including approximately $25.9 billion of secured indebtedness.
Interest
Subject to our right to defer interest payments as described below, interest on each series of Subordinated Notes is payable annually in arrears on June 15 of each year to holders of record at the close of business on the immediately preceding business day. If interest or principal on any series of Subordinated Notes is payable on any day that is not a Business Day (as defined below), we will make the payment on such notes on the next succeeding Business Day in such locations, and no additional interest will accrue as a result of the delay in payment. The first interest payment date on each series of Subordinated Notes is June 15, 2026. Interest on each series of Subordinated Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series (or November 10, 2025, if no interest has been paid on such series of Subordinated Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date, in accordance with the following provisions:
Euro Subordinated Notes
We will pay interest on the Euro Subordinated Notes (i) from, and including, the original issuance date to, but excluding, June 15, 2031 (the “First Reset Date”) at a rate equal to 3.9962% per year; (ii) from, and including, the First Reset Date to, but excluding, June 15, 2036 (the “First Step-Up Date”) at a rate per year equal to the Five-Year Swap Rate (as defined below) plus a spread of 1.606% (the “Euro Subordinated Notes Initial Margin”); (iii) during each Reset Period (as defined below) from, and including, the First Step-Up Date to, but excluding June 15, 2051 (the “Second Step-Up Date”), at a rate per year equal to the applicable Five-Year Swap Rate plus the Euro Subordinated Notes Initial Margin plus 0.25%; and (iv) during each Reset Period from, and including the Second Step-Up Date, at a rate per year equal to the applicable Five-Year Swap Rate plus the Euro Subordinated Notes Initial Margin plus 1.00%.

Solely for purposes of the Euro Subordinated Notes, the applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date (as defined below), in accordance with the following provisions:
“Business Day” means a day other than a Saturday or Sunday (i) that is not a day when commercial banks in the in The City of New York or London are authorized or obligated by law, regulation or executive order to close for business and (ii) on which the T2 payment system or any successor thereto operates.
“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the calculation agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the calculation agent or, in the case of the First Reset Date, the rate of 2.355% per annum.
“Reset Date” means the First Reset Date and June 15 of every fifth year after 2031.
“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the calculation agent in consultation with us (“Reference Banks”) to the calculation agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by us in consultation with the calculation agent for the purposes of displaying comparable rates).
The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the Euro Subordinated Notes at such time. Unless we have validly called all of the outstanding Euro Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the Euro Subordinated Notes prior to the Reset Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding Euro Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, but we do not redeem all of the outstanding Euro Subordinated Notes on such redemption date, we will appoint a calculation agent for the Euro Subordinated Notes as promptly as practicable after such proposed redemption date and such calculation agent shall enter into a calculation agent agreement, or similar agreement, with us defining and governing the rights and duties of the calculation agent. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the Euro Subordinated Notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the Trustee and the paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date, as applicable, will be on file at our principal offices, will be made available to any holder or beneficial owner of the Euro Subordinated Notes upon request and will be final and binding in the absence of manifest error.
Benchmark Discontinuation
Independent Adviser
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Euro Subordinated Notes remains to be determined by reference to the Original Reference Rate, we shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to us, the paying agent or the holders of the Euro Subordinated Notes for any determination made by it and for any advice given to us in connection with any determination made by us.
Successor Rate or Alternative Rate
If the Independent Adviser determines in good faith that:

•
there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Euro Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”); or

•
there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Euro Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”).

Adjustment Spread
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
Benchmark Conforming Changes
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Euro Subordinated Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then we shall, subject to giving notice thereof as described below under “Notices” without any requirement for the consent or approval of holders of the Euro Subordinated Notes, vary the terms and conditions of the Euro Subordinated Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Euro Subordinated Notes, we shall comply with applicable laws and the rules of any stock exchange on which the Euro Subordinated Notes are for the time being listed or admitted to trading.
Notices
We will promptly notify the Trustee, the calculation agent, the paying agent and the holders of the Euro Subordinated Notes of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
In no event shall the Trustee, the calculation agent or the paying agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by us or our designated Independent Adviser pursuant to this subsection “Benchmark Discontinuation,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our or our designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Euro Subordinated Notes, shall become effective without consent from the holders of the Euro Subordinated Notes or any other party. None of the Trustee, the calculation agent, the paying agent or the common depositary will have any liability for any determination made by or on behalf of us or our designated Independent Adviser in connection with a Benchmark Event.
Fallback
Notwithstanding any of the foregoing discussion under “—Benchmark Discontinuation,” no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in our determination, the same could reasonably be expected to result in an event as described under (i) or (ii) of the definition of “Rating Agency Event”.
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following any Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this subsection “—Benchmark Discontinuation,” the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the calculation agent.
Definitions
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Euro Subordinated Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or

(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is in customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Euro Subordinated Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi) it has, or will prior to the next Reset Determination Date, become unlawful for us, the party responsible for determining the interest rate (being the calculation agent) or any paying agent to calculate any payment due to be made to any holder of a Euro Subordinated Note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by us at our own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate or any component part thereof.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Euro Subordinated Notes.
Sterling Subordinated Notes
We will pay interest on the Sterling Subordinated Notes (i) from, and including, the original issuance date to, but excluding, June 15, 2031 (the “First Reset Date”) at a rate equal to 5.7420% per year; (ii) from, and including, the First Reset Date to, but excluding, June 15, 2036 (the “First Step-Up Date”) at a rate per year equal to the Benchmark Gilt Rate (as defined below) plus a spread of 1.819% (the “Sterling Subordinated Notes Initial Margin”); (iii) during each Reset Period (as defined below) from, and including, the First Step-Up Date to, but excluding June 15, 2051 (the “Second Step-Up Date”), at a rate per year equal to the applicable Benchmark Gilt Rate plus the Sterling Subordinated Notes Initial Margin plus 0.25%; and (iv) during each Reset Period from, and including the Second Step-Up Date, at a rate per year equal to the applicable Benchmark Gilt Rate plus the Sterling Subordinated Notes Initial Margin plus 1.00%, and, in the case of (ii) to (iv), such sum converted from a semi-annual basis to an annual basis in accordance with market convention.
Solely for purposes of the Sterling Subordinated Notes, the applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date (as defined below), in accordance with the following provisions:
“Business Day” means a day other than a Saturday or Sunday that is not a day when commercial banks in The City of New York or London are authorized or obligated by law, regulation or executive order to close for business.
“Benchmark Gilt” means, in relation to a Reset Period, such UK government security having an actual or interpolated maturity date on or about the last day of such Reset Period as we, on the advice of one of BNP PARIBAS, Merrill Lynch International, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc, Mizuho International plc or Morgan Stanley & Co. International plc or another investment bank or financial adviser of international repute, may determine would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities denominated in sterling.
“Benchmark Gilt Quotation” means, with respect to a Reset Reference Bank in relation to a Reset Period, the arithmetic mean of the bid and offered yields (on a semi-annual compounding basis) for the Benchmark Gilt in relation to such Reset Period, expressed as a percentage, as quoted by such Reset Reference Bank on a dealing basis for settlement on the next following dealing day in London.
“Benchmark Gilt Rate” means, in relation to a Reset Period, the percentage rate (rounded, if necessary, to the third decimal place with 0.0005 being rounded upwards) determined by the calculation agent on the basis of the Benchmark Gilt Quotations provided (upon request by us or on our behalf) by the Reset Reference Banks to the calculation agent and to us at approximately 11:00 a.m. (London time) on the related Reset Determination Date. If at least four quotations are provided, the Benchmark Gilt Rate will be the arithmetic mean of the quotations provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two or three quotations are provided, the Benchmark Gilt Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the Benchmark Gilt Rate will be the quotation provided. If no quotations are provided, the Benchmark Gilt Rate for the relevant period will be (i) in the case of each Reset Period other than the Reset Period commencing on the First Reset Date, the Benchmark Gilt Rate in respect of the immediately preceding Reset Period or (ii) in the case of the Reset Period commencing on the First Reset Date, 3.851%.

“Reset Date” means the First Reset Date and June 15 of every fifth year after 2031.
“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.
“Reset Reference Bank” means five brokers of gilts and/or gilt-edged market makers, in each case, as selected by us.
The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the Sterling Subordinated Notes at such time. Unless we have validly called all of the outstanding Sterling Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the Sterling Subordinated Notes prior to the Reset Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding Sterling Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, but we do not redeem all of the outstanding Sterling Subordinated Notes on such redemption date, we will appoint a calculation agent for the Sterling Subordinated Notes as promptly as practicable after such proposed redemption date and such calculation agent shall enter into a calculation agent agreement, or similar agreement, with us defining and governing the rights and duties of the calculation agent. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the Sterling Subordinated Notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.
As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the Trustee and the paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date, as applicable, will be on file at our principal offices, will be made available to any holder or beneficial owner of the Sterling Subordinated Notes upon request and will be final and binding in the absence of manifest error.
Option to Defer Interest Payments
So long as no event of default with respect to a series of Subordinated Notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on such series Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on such series Subordinated Notes, with respect to such series, an “Optional Deferral Period”).
Any deferred interest on a series of Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such series of Subordinated Notes to the extent permitted by applicable law. Once we pay all deferred interest payments on a series Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on such series of Subordinated Notes as described above, but not beyond the maturity date or redemption date, if earlier, of such Subordinated Notes.
We will give the Trustee written notice of our election to begin, shorten or extend, an Optional Deferral Period at least five business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of such Subordinated Notes of the next succeeding interest payment date or the record date therefor, respectively, which shall contain an instruction for the Trustee to forward such notice to the holders of such series of Subordinated Notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to such series of Subordinated Notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.
Certain Limitations During an Optional Deferral Period
The terms of each series of Subordinated Notes will require that during an Optional Deferral Period, we will not do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

(ii)	make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the Subordinated Notes in right of payment (including debt securities of other series issued under the Indenture); or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the Subordinated Notes in right of payment.
However, the foregoing provisions shall not prevent or restrict us from making:

 (a) purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(b) any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c) any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d) any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

 (e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto; or

(f) any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred.

Optional Redemption
Euro Subordinated Notes

We have the option to redeem the Euro Subordinated Notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Euro Subordinated Notes:
(i) on any day during the period commencing on and including March 17, 2031 (the date that is 90 days prior to the First Reset Date) (the “Euro Subordinated Notes First Par Call Date”) and ending on and including the First Reset Date (such period, the “Euro Subordinated Notes First Par Call Period”), and
(ii) on any interest payment date after the First Reset Date;
plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date (any such date, together with each date in the Euro Subordinated Notes First Par Call Period, a “Euro Subordinated Notes Par Call Date”).
In addition, on any day other than a Euro Subordinated Notes Par Call Date, we have the option to redeem the Euro Subordinated Notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a “make-whole” redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i) 100% of the principal amount of the Euro Subordinated Notes being redeemed, or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Euro Subordinated Notes (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the Euro Subordinated Notes matured on the next succeeding Euro Subordinated Notes Par Call Date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Euro Subordinated Notes Comparable Government Bond Rate plus 30 basis points, plus accrued and unpaid interest thereon (including for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.
The “Euro Subordinated Notes Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the applicable Euro Subordinated Notes Comparable Government Bond, assuming a price for the applicable Euro Subordinated Notes Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Euro Subordinated Notes Comparable Government Bond Price for such date of redemption.
“Euro Subordinated Notes Calculation Agent” means, for purposes of the make-whole redemption price only, an independent investment banking or commercial banking institution of international standing appointed by us and the Trustee and paying agent shall have no responsibility or liability for the actions or determinations of any calculation agent appointed in connection with the Euro Subordinated Notes.
“Euro Subordinated Notes Comparable Government Bond” means, with respect to the Euro Subordinated Notes, the Federal Republic of Germany government security or securities selected by one of the Reference Government Bond Dealers appointed by us as having an actual or interpolated maturity comparable with the remaining term of the Euro Subordinated Notes to the next succeeding Euro Subordinated Notes Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a maturity comparable to the remaining term of the Euro Subordinated Notes to the next succeeding Euro Subordinated Notes Par Call Date.
“Euro Subordinated Notes Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Euro Subordinated Notes Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Euro Subordinated Notes Reference Government Bond

Dealer Quotations, or (B) if the Euro Subordinated Notes Calculation Agent obtains fewer than four such Euro Subordinated Notes Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Euro Subordinated Notes Reference Government Bond Dealer” means each of five banks selected by us, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m., Central European Time (CET), on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Euro Subordinated Notes Reference Government Bond Dealer.

Sterling Subordinated Notes
We have the option to redeem the Sterling Subordinated Notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount of the Sterling Subordinated Notes:
(i) on any day during the period commencing on and including March 17, 2031 (the date that is 90 days prior to the First Reset Date) (the “Sterling Subordinated Notes First Par Call Date”) and ending on and including the Sterling Subordinated Notes First Reset Date (such period, the “Sterling Subordinated Notes First Par Call Period”), and
(ii) on any interest payment date after the Sterling Subordinated Notes First Reset Date;
plus, in either case, accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date (any such date, together with each date in the Sterling Subordinated Notes First Par Call Period, a “Sterling Subordinated Notes Par Call Date”).
In addition, on any day other than a Sterling Subordinated Notes Par Call Date, we have the option to redeem the Sterling Subordinated Notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at a “make-whole” redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i) 100% of the principal amount of the Sterling Subordinated Notes being redeemed, or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Sterling Subordinated Notes (exclusive of such interest accrued to the date of redemption and any Additional Interest), assuming for such purpose that the Sterling Subordinated Notes matured on the next succeeding Sterling Subordinated Notes Par Call Date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 30 basis points, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.
“Sterling Subordinated Notes Calculation Agent” means, for purposes of the make-whole redemption price only, an independent investment banking or commercial banking institution of international standing appointed by us and the Trustee and paying agent shall have no responsibility or liability for the actions or determinations of any calculation agent appointed in connection with the Sterling Subordinated Notes.
“Sterling Subordinated Notes Comparable Government Bond” means, with respect to the Sterling Subordinated Notes, at the discretion of the Calculation Agent, a UK government bond whose maturity is closest to the maturity of the Sterling Subordinated Notes, assuming for such purpose that the Sterling Subordinated Notes matured on the next succeeding Sterling Subordinated Notes Par Call Date, or if such Sterling Subordinated Notes Calculation Agent in its discretion determines that such similar bond is not in issue, such other UK government bond as the Sterling Subordinated Notes Calculation Agent may, with the advice of three brokers of, and/or market makers in, UK government bonds selected by us, determine to be appropriate for determining the comparable government bond rate with respect to sterling notes.
The “Sterling Subordinated Notes Comparable Government Bond Rate” will be determined on the third Business Day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity expressed as a percentage (rounded to three decimal places with 0.0005 being rounded upwards) of the applicable Comparable Government Bond on the basis of the middle market price of the Sterling Subordinated Notes Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Sterling Subordinated Notes Calculation Agent.
Right to Redeem upon a Tax Deductibility Event or a Rating Agency Event
We have the option to redeem the Euro Subordinated Notes and the Sterling Subordinated Notes on not less than 10 nor more than 60 days’ notice, in whole, but not in part, at any time following the occurrence of either a Tax Deductibility Event (as defined below) or a Rating Agency Event (as defined below) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to:
(i) 101% of the principal amount of the Subordinated Notes being redeemed, if the redemption date is prior to the First Par Call Date, or
(ii) 100% of the principal amount of the Subordinated Notes being redeemed, if the redemption date is on or after the First Par Call Date, plus accrued and unpaid interest thereon (including, for the avoidance of doubt, any Additional Interest) to, but excluding, the redemption date.
“Tax Deductibility Event” means we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of such debt securities, there is more than an insubstantial risk that interest payable by us on the Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes. The Trustee shall not be charged with knowledge of whether a Tax Deductibility Event has occurred.
“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as junior subordinated notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the issue date of such debt securities, in the case of any rating agency that published a rating for us as of the issue date of such debt securities, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the issue date of this such debt securities (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the

Subordinated Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Subordinated Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Subordinated Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.
Right to Redeem upon a Tax Withholding Event
The Euro Subordinated Notes and Sterling Subordinated Notes may be redeemed at our option, in whole, but not in part, at any time on giving not less than 10 nor more than 90 days’ notice to the noteholders, at a redemption price equal to 100% of the principal amount of the Subordinated Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Subordinated Notes being redeemed to, but excluding, the date of redemption, if:

(i)
we have or will become obliged to pay additional amounts with respect to such series Subordinated Notes as provided or referred to under “Withholding Taxes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such Subordinated Notes; or

(ii)
on or after the issue date of such Subordinated Notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to such series of Subordinated Notes; provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the Trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However, no such notice of redemption shall be given less than 10 nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of such series of notes were then due.

Right to Redeem upon a Substantial Repurchase Event
The Euro Subordinated Notes and the Sterling Subordinated Notes may be redeemed at our option, in whole, but not in part, at any time on giving not less than 10 nor more than 60 days’ notice to the noteholders, at a redemption price equal to 100% of the principal amount of the Subordinated Notes, plus accrued and unpaid interest on the principal amount of the Subordinated Notes to, but excluding, the date of redemption, if prior to the redemption date we have repurchased Subordinated Notes of such series equal to or in excess of 75% of the initial aggregate principal amount of such series of Subordinated Notes.
Global Clearance and Settlement
Each series of Subordinated Notes was issued in the form of one or more global notes (the “global notes”) in fully registered form, without coupons, and were deposited with, and registered in the name of, a common depositary (or its nominee) or its successor for, and in respect of interests held through, Euroclear and Clearstream. Physical certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in minimum denominations of £100,000 and integral multiples of £1,000 in excess of £100,000 with respect to the Subordinated Notes. Should physical certificates be issued to individual holders of the Subordinated Notes, a holder of Subordinated Notes who, as a result of trading or otherwise, holds a principal amount of Subordinated Notes of a specified series that is less than the minimum denomination of Subordinated Notes specified for such series would be required to purchase an additional principal amount of Subordinated Notes such that such holder’s holding of Subordinated Notes of such series amounts to the minimum specified denomination. Investors may hold Subordinated Notes directly through Euroclear or Clearstream, if they are participants in such clearing systems, or indirectly through organizations that are participants in such clearing systems.
Owners of beneficial interests in the global notes will not be entitled to have Subordinated Notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in physical form. Except as provided below, beneficial owners will not be considered the owners or holders of the Subordinated Notes under the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.
Euroclear and Clearstream Arrangements
So long as Euroclear or Clearstream or their common depositary (or its nominee) or its successor is the registered holder of the global notes, Euroclear, Clearstream, the common depositary or such nominee or its successor, as the case may be, will be considered the sole owner or holder of the Subordinated Notes represented by such global notes for all purposes under the Indenture and the Subordinated Notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.
Distributions of principal, interest and additional amounts, if any, with respect to the global notes will be credited in sterling or euro, as applicable, to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant clearing system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.
Liens on Assets

The Subordinated Notes are not secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the Indenture requires us to secure the Subordinated Notes and other debt securities issued under the Indenture equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.
The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.
We may issue or assume an unlimited amount of debt under the Indenture.
Events of Default
An “event of default” means, for any series of Subordinated Notes, any of the following:

•	failure to pay interest on that series of Subordinated Notes for 90 days after payment is due, taking into account any Optional Deferral Period;

•	failure to pay principal or any premium on that series of Subordinated Notes when due;

•	failure to perform any other covenant relating to that series of Subordinated Notes for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.
Notwithstanding the above, upon the occurrence of an event of default under the third bullet above, neither the Trustee nor holders of the Subordinated Notes will be entitled to declare the principal amount of the Subordinated Notes and any accrued interest thereon immediately due and payable. An event of default for a particular series of Subordinated Notes does not necessarily impact any other series of debt securities issued under the Indenture.
If an event of default for any series of Subordinated Notes under the first, second or fourth bullet above occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of such series of Subordinated Notes may declare the entire principal and any accrued interest thereon (including, for the avoidance of doubt, any Additional Interest) of such series of the Subordinated Notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of that series of Subordinated Notes can rescind the declaration if there has been deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal (including Additional Interest) and any premium.

The holders of more than 50% of the outstanding principal amount of any series of Subordinated Notes, may, on behalf of the holders of all of that series of Subordinated Notes, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the Trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.
Withholding Taxes
Euro Subordinated Notes
All payments of principal, interest and premium (if any) in respect of the Euro Subordinated Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i) any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii) any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii) any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv) any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v) any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi) any Tax that would not have been imposed, withheld or deducted but for the presentation of such note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such note for payment on the last date of such period of 30 days;

(vii) any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii) any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix) any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to meet the requirements relating to the portfolio interest exemption (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x) any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi) any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the “holder or beneficial owner” of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.
Any additional amounts paid on the Euro Subordinated Notes will be paid in euro.
Sterling Subordinated Notes
All payments of principal, interest and premium (if any) in respect of the Sterling Subordinated Notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i)	any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)	any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)	any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)	any Tax that would not have been imposed, withheld or deducted but for the presentation of such note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such note for payment on the last date of such period of 30 days;

(vii)	any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)
any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to meet the requirements relating to the portfolio interest exemption (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x)
any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).
For purposes of clauses (i)-(xi) above, references to the “holder or beneficial owner” of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.
Any additional amounts paid on the Sterling Subordinated Notes will be paid in sterling.
Agreement to Certain Tax Treatment
Each holder and beneficial owner of the Subordinated Notes will, by accepting the Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the Subordinated Notes constitute indebtedness of ours and will treat the Subordinated Notes noted as indebtedness of ours for U.S. federal, state and local tax purposes.

Currency Conversion
Euro Subordinated Notes
Payments of principal, interest and additional amounts, if any, in respect of the Euro Subordinated Notes will be payable in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then-current member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro Subordinated Notes will be made in U.S. dollars until euro is again available to us. The amount payable on any date in euro will be converted by us into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Euro Subordinated Notes alternatively made in U.S. dollars will not constitute an event of default under the Euro Subordinated Notes or the Indenture. Neither the Trustee nor the paying agent shall have any responsibility or liability to convert any currency or in connection with any such conversion, regardless of any exchange rate or for any exchange or foreign exchange risk.
Sterling Subordinated Notes
Payments of principal, interest and additional amounts, if any, in respect of the Sterling Subordinated Notes will be payable in sterling. If sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if sterling is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Sterling Subordinated Notes will be made in U.S. dollars until sterling is again available to us. The amount payable on any date in sterling will be converted by us into U.S. dollars at a rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the latest U.S. dollar/sterling exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Sterling Subordinated Notes alternatively made in U.S. dollars will not constitute an event of default under the Sterling Subordinated Notes or the Indenture governing the Sterling Subordinated Notes. Neither the Trustee nor the paying agent shall have any responsibility or liability to convert any currency or in connection with any such conversion, regardless of any exchange rate or for any exchange or foreign exchange risk.